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Securities Purchased in Underwritings Involving
Transactions with Donaldson. Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 1999 THROUGH DECEMBER 31, 1999

ALLIANCE WORLDWIDE PRIVATIZATION


                                                                  % of
                                          Shares     Total     Offering
                                  Price   Purchased  Shares   Purchased                Shares
            Date       Shares     Per     by Fund    Offered     by      Purchased      Held
Security*   Purchased  Purchased  Share   Group      (000)     Group(1)    From        12/31/99


Repsol SA   7/7/99     50,700     19.95   2,577,800  57,000    4.52      Goldman Sachs  275,700
Nuevo Grupo
lusacel,
S.A. de C.V 8/5/99     97,614     10.5    97,614     12,500    0.78      J.P. Morgan    167,614


* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**   Indicates the purchases of an Eligible Rule 144A Security.

	1) Purchases by all Alliance Funds, including the Fund, may not exceed:

		a) if purchased in an offering other than Eligible Rule 144A Offering, 25%
     of the offering of such a class:or

		b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (I)
     the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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